UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 3, 2017
Date of Report (Date of earliest event reported)

GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
(Address of Principal Executive Offices)
(908) 731-0700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2017, GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), issued a press release to report the appointment of Alastair Hine as the Company’s Chief Operating Officer, effective as of November 6, 2017. The full text of the press release is attached to this current report on Form 8-K as Exhibit 99.1. Mr. Hine will serve as the Company’s principal operating officer.

Mr. Hine, 43, was most recently the Chief Innovation Officer at IG Group, a position he held since 2014. From 2012 to 2014, Mr. Hine served as the Chief Marketing Officer at IG. Prior to that, Mr. Hine served in a variety of senior leadership positions at IG across a wide range of company functions, such as technology, marketing and operations, including Chief Information Officer.

In connection with his appointment as Chief Operating Officer, Mr. Hine and the Company entered into an employment agreement dated as of November 3, 2017 (the “Agreement”). Under the terms of the Agreement, Mr. Hine is entitled to receive an annual base salary of GBP 250,000 and shall be entitled to participate in each bonus or incentive compensation plan maintained by the Company for the executive officers of the Company; provided that Mr. Hine shall not be eligible to receive any discretionary cash bonus in respect of 2017. Mr. Hine's target incentive compensation for 2018 is 60% of his annual base salary, subject to the terms and conditions of the Agreement. In addition, as part of his discretionary target bonus for 2018, Mr. Hine will be considered to receive, on the next scheduled annual grant date after his joining the Company, a restricted equity award with an aggregate value of up to GBP 200,000 under the Company’s 2015 Omnibus Equity Incentive Plan (the “Plan”). The number of shares included in such equity award will be based on the fair market value of a share of the Company’s common stock at the close of trading on the grant date. The equity grant to Mr. Hine will vest in accordance with a vesting schedule that is consistent with other grants under the Plan and will be subject in all respects to the terms of the Plan and the agreement evidencing such grant.

Under the terms of the Agreement, if, following a six-month probationary period, Mr. Hine's employment ends due to his disability or death, or his employment is terminated by the Company without “Cause” (as defined in the Agreement) or as a result of a “Resignation with Good Reason” (as defined in the Agreement), Mr. Hine will be entitled to receive any earned and unpaid salary through the date of his termination, as well as any accrued and unused paid time off and appropriate expense reimbursements. Mr. Hine will also be entitled to severance in an amount equal to twelve (12) months of his base salary at the time of termination.

The Agreement also contains non-disclosure, non-competition and non-solicitation provisions. The non-disclosure provisions provide for protection of the Company’s confidential information. The non-competition and non-solicitation provisions prevent Mr. Hine from competing with the Company or soliciting the Company’s customers or employees for a period of twelve (12) months following termination of employment.

This description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release of GAIN Capital Holdings, Inc., dated November 8, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 8, 2017

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Diego A. Rotsztain
Name: Diego A. Rotsztain
Title:     General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release of GAIN Capital Holdings, Inc., dated November 8, 2017.